Exhibit 99

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE REPORTS PRELIMINARY RESULTS FOR FOURTH QUARTER/FY2003

Estimated Q4 Revenue of $36.5-$37.0 Million Reflects a Record Q4 for the

Company and 20% Year-on-Year Revenue Growth for FY2003; Estimated

Operating EPS of $0.02-$0.03 for the Quarter Includes the Effect of Foreign

Exchange Volatility

WALTHAM, Mass. — January 15, 2004 — Lionbridge Technologies, Inc. (Nasdaq: LIOX) today announced preliminary financial results for the fourth quarter and fiscal year ended December 31, 2003. Based on preliminary data, Lionbridge expects revenue of between $36.5 and $37.0 million for the quarter, approximately 22% higher than revenue of $30.0 million for the fourth quarter of 2002. For FY2003, the Company expects revenue between $141.4 and $141.9 million, representing approximately 20% year over year revenue growth. Lionbridge reiterated its 2004 guidance with revenue estimates of $160.0 – $170.0 million and $15.0 – $19.0 million GAAP net income for 2004.

On a GAAP basis, the Company expects net income of between $0.7 and $1.2 million for the fourth quarter, or approximately $0.01-$0.02 per share. This compares to a GAAP net loss of $1.3 million, or $0.04 per share, for the fourth quarter of 2002. Income for the fourth quarter of 2003 was impacted by unusually significant volatility in foreign exchange rates, particularly between the dollar and the Euro. Net income for the quarter included restructuring expenses of approximately $520,000. Excluding restructuring, the Company is expecting net income of between $1.2 and $1.7 million, or approximately $0.02-$0.03 per share for the quarter.

“Most of our customers are in the US and the majority of our expenses are outside of the US. Our continued cost reductions in the first three quarters of the year overcame much of the currency fluctuation impact. In Q4, the dollar deterioration just came too fast and furious for us to overcome all of the exposure,” said Rory Cowan, CEO, Lionbridge. “We continue to take actions to minimize the currency effect on our business. The combination of our India integration, European cost reductions, and other financial currency activities are beginning to take hold and should further reduce our exposure to currency volatility in 2004. We continue to be confident with our 2004 guidance of about 17% year-on-year revenue increase and a 7x increase in net income.”

For FY2003, the Company is expecting GAAP net income of between $2.1 and $2.6 million for the year or $0.05-$0.06 per share. This compares to a net loss of $4.8 million for FY 2002. Net income for the FY2003 included restructuring expenses of $900,000, expenses related to the accelerated recognition of financing costs and discounts on early repayment of debt totaling approximately $2.1 million and other acquisition-related items of $165,000. Excluding these items, Lionbridge expects net income of between $5.3 and $5.8 million or $0.13-$0.14 per share for 2003.

The adjusted net income amounts for the fourth quarter and for FY2003 are not determined in accordance with GAAP. Lionbridge management uses this non-GAAP measure in its analysis of the Company’s performance solely to provide information in a manner that management believes is most useful to investors – in this case, to highlight the exclusion of significant gains or losses or expenses that are unusual in nature.

The Company will host a conference call to discuss final earnings on February 2, 2004.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including estimates of Lionbridge’s expected financial results for the fourth quarter of 2003 and for FY 2003, guidance provided for its first quarter, FY 2004 and 2004. Lionbridge’s actual experiences, actions, financial and operating results for the quarter, the year and 2004 may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Mentorix and benefits realized from the acquisition; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations, including the impact of diseases, in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Registration Statements on Form S-3 filed with the Securities and Exchange Commission on July 1, 2003 and August 7, 2003 (File No. 333-106693 and File No. 107753), its Annual Report on Form 10-K, filed March 31, 2003 (SEC File No. 000-26933) and its quarterly report on Form 10-Q filed on November 13, 2003.